Exhibit 99

Dollar General Announces Review of Accounting for Leasing Transactions

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Feb. 23, 2005--Dollar General Corporation (NYSE:DG) announced today that, like many retailers, it is reviewing its accounting practices with respect to leasing transactions. Many restaurant and retail companies have recently announced that they are revising their accounting practices for leases as a result of a recent clarification of generally accepted accounting principles. Results of the Company's review will require a charge to the Company's financial statements for the current and/or prior years. Based on its preliminary assessment, the Company will likely accelerate the amortization expense on certain leasehold improvements whose depreciable life (currently eight years) exceeds the applicable non-cancelable lease term. Such accelerated amortization would have no effect on historical or future cash flows or the timing of payments under the related leases.
    The Company intends to complete its lease accounting analysis prior to filing its fiscal 2004 (year ended January 28, 2005) Annual Report on Form 10-K.

    2004 Earnings Conference Call

    Dollar General is scheduled to announce earnings for the year ended January 28, 2005 on Thursday, March 17, 2005. The Company will host a conference call on Thursday, March 17, 2005, at 10 a.m. EST to discuss the year's results and the outlook for 2005. The security code for the conference call is "Dollar General." If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EST on Thursday, March 31, online or by calling (334) 323-7226. The replay pass code is 13584540.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 7,320 neighborhood stores as of January 28, 2005. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209